Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a director nominee and impending board member of Luxoft Holding, Inc (the “Company”) in the Company’s Registration Statement on Form F-1 and in all amendments (including post-effective amendments) thereto.

Dated: 4 June, 2013

/s/ Thomas Pickering
Name: Thomas Pickering